Exhibit 10.12

Modularis

Arquitectura – Desarrollo - Gerencia

May 19 2010

Mr. Jay Blackmore

Canada

Dear Jay

One more time is a Pleasure to do business with you and your company  in order to meet all your needs we create a custom business proposal covering all your needs in the Dominican Republic, evaluating your Mountain Bike project and your company itself as follows.

The Company “JBP”. C. x A “(Owner, Hotel and tour operator)

At the moment we are managing the transformation to the new company rules in the DR. but we understand and know for a fact that you are going to need a complete full representation in your behave, for that reason we bring to your attention some of the activities we understand you or we have to cover to develop the business and the company itself.

We can arrange to make all this happened but we want to listen to your opinion and plans for all this and then we can make a proposal evaluating your real needs and desires.

Propose Management Office service Activities:

•         A fully bilingual professional who act and sing in any public and private activity on behave of JBP, the one responsible of the company and the development of  all the products regarding the tour operation and hotel operation.  Your General Manager in DR

•         A physical non exclusive office/ address and phone/fax number in Sto. Domingo.

•         A part time bilingual assistant who follow all your orders and inquiries day by day.

•         Certified Accounting  service for all economical activities (Open Bank account, Account Management, payroll,  Tax payments and declarations, general payments, book keeping, ETC.) all the accounting service you need to run a company and a Business in the DR.

•         Etc.

ARCHITECTURAL PROJECT DESCRIPTION

These project aims to develop the first genuine rural boutique destination mountain biking resort, amidst the mountains, green valleys, and sparse alpine forests of the exotic and easily accessible Dominican Republic.

PARKVIDA will offer bikers the very best payback gravity-fed riding in the world, while supplying all riders essential equipment needs and all the comfort of the “four-star” resort atmosphere, yet with a rural flavor, our objective is to blend with the surroundings developing an architectural sustainable language who make you feel like part of the nature, using resources and materials who enhance all your senses without competing with the beautiful surroundings.

We understand that all project have they own and specific needs, fortunately we understand and know exactly what you need cause of our experience working with you for all these years and our experience developing other similar projects in the country.

ARCHITECTURAL PROJECT RANGE

We divide the project in activities of different kind to achieve in a logic order to be able to start the development as soon as possible.

A.     Phase #1 General conceptual information.

B.     Phase #2 Project Draft.

C.     Phase #3 Blueprints Production.

D.     Phase #4 Sales Materials.

E.      Phase #5 Legal.

Phase # 1:  General conceptual information.                    (Execution time 2 week)

We have already go through most of this material , we have a lot of feedback and we are clear with concept of the mountain bike operation and what your costumers need and want to expend spectacular vacations with us here at PARKVIDA.

Phase #2: Project Draft.                                                             (Execution time 6 weeks)

With the entire previous information gathering from the owner, plus the one obtain from Modularis team we proceed to make the proposal to all area distribution and general preliminary floor plans.

A.     Suggest Final Master Plan (Reception, Central Lodge, General Service Area, Bungalows, Apartments, Roads, Parking Areas, Etc.).

B.     Floor plans and elevations for discussion and final adjustment.

•         Reception

•         Villas and Bungalows

•         Outdoor event area

•         The Town

•         Movie theatre

•         Service Rooms

•         Central Lodge

•         Spa.

•         Etc.

Important Notes:

1.      For detail reference see attachment “A” necessity analysis.

2.      We are about to design all the architectural development having in mind the development is going to be in different phases, so we can start and end  complete  areas in an orderly manner depending in your developments needs.

Phase #3: Final Architectural Blueprints.                (Execution time 12 weeks)

When we arrive to a satisfactory conclusion with Phase # 1 and #2 Modularis architectural team proceed to work in detail in each of the described area above preparing all the final blueprints , architectural floor Plans , elevations, sections and details for execution, budgeting and construction.

Phase #4: Sales Material                                                    (Execution time 6 weeks)

With phase #3 approved and ready we proceed to prepare all full color material, rendering perspectives to be used in all marketing and publicity materials according to the marketing strategy.

Important Note:

The cost of this 3D Full color material, rendering, etc. is not included in this proposal, when we decide how much of the architectural material we want to use for marketing purposes we proceed with that to make a budget and quotation for those proposes.

Phase #5: Legal                                                                   (Execution time 2 weeks)

When we get to a conclusion in all the Architectural development we start  all legal procedures presenting our project to the authorities and applying to all instances that we understand are useful  and mandatory to start our project.

City Hall, Forestry, Ground and Water office, Etc.

General Legal and authorization Procedures, All Government Authorizations, Apply to a tax exemption Law 158-01, Construction Permits, Environmental impact permission, Etc.)

Important Note: For their specific nature all cost for this activities are in the attachment “B” and they are separate from the architectural commitment, this is a special Project Management service.

PHASES SUMARY

Phases	Description	Execution Time

Phase # 1	General conceptual information.	2	Weeks
Phase # 2	Project Draft.	6	Weeks
Phase # 3	Final architectural blueprints.	12	Weeks
Phase # 4	Sales Material	6	Weeks
Phase # 5	Legal	2	Weeks
	Total estimated time of production	28	Weeks

Business Proposal

In order to Calculate the cost and Price for Architectural honoraries we are about to use the public legal rates as a parameter, this means we are treating you with the lowest rate available for your project in order to continue working with you as partners.

For all the Architectural development normally the law in the Dominican Republic trough the CODIA which is the department that rules all Engineering and architectural activities says to charge a 7% of the total cost of the project, in these case to help you start we propose to charge you a 3.5% for the architectural blueprints only.

To determine the cost for the architectural design we use the estimate square meter from the necessities preliminary analysis and the market construction square meter cost for these type of projects, and the honoraries are as Follows.

The attached preliminary analysis give us an estimate of all the needs for a project like yours, we are not including the roads and their drainage works, or any other architectural design cost, or project management or execution fees.

We understand your minimum construction development is going to be around the 5,000.00 Sqm. and with our experience in Loma Prieta and the market reference we understand the minimum cost per square meter is around US. $ 600.00 to US. $ 700.00 American dollars per Sqm.

With this information we conclude that our architectural honoraries are going to be around US. $113,750.00 American Dollars and we propose a payment facility to help you cover our cost to be paid in the following monthly payment method.

CASH MONTHLY PAYMENT METHOD

MONTHLY PAYMENT	US
MONTH 1 Initial payment	$15,000.00
MONTH 2	$8,000.00
MONTH 3	$8,000.00
MONTH 4	$8,000.00
MONTH 5	$8,000.00
MONTH 6	$8,000.00
MONTH 7	$8,000.00
Final Payment Cash or Land	$50,750.00

In order to give you flexibility in your development we are open to receive the final payment in Land, properties or shares in the project upon discussion in the location of the land or property.

Important Notes

•         This budget not includes any legal or government tax.

•         The sing of this document commit both parties to comply with everything detail in all parts.

•         All time lines are subject to client compliance with the payment and their feedback in all cases.

•         All legal and government activities and permits of any kind are subject to government approval and there for are out of our control, for that reason we don’t guarantee that in any aspect.

•         Kick off for architectural works start the day the client sign these document and Modularis receive the initial payment.

•         For all Architectural services not mentioned in this proposal the client must sign a new contract and the honoraries and time lines differ to these original ones.

We hope for your approval in order to start and be ready for October 2011.

For: Modularis C. x A.  /s/ Jose Aris

                                            Jose Aris

Date: 19/May/2010

For: JBP. S.A. / Jay Blackmore.  /s/ Jay Blackmore

                                                          Jay Blackmore

Date: 19/May/2010